EXHIBIT 99.1

LogicVision Reports Financial Results

for the First Quarter 2003

SAN JOSE, Calif. – April 23, 2003 – LogicVision, Inc. (Nasdaq: LGVN), a leading provider of embedded test IP for integrated circuits and systems, today announced financial results for the first quarter ended March 31, 2003. Revenues for the quarter ended March 31, 2003 were $2.4 million, compared to revenues of $2.0 million in the fourth quarter of 2002 and $5.9 million for the first quarter ended March 31, 2002.

LogicVision reported a net loss of $3.0 million or ($0.19) per share for the first quarter of 2003, compared with a net loss of $4.2 million or ($0.28) per share for the fourth quarter of 2002 and net income of $19,000 or breakeven for the first quarter of 2002. At March 31, 2003, LogicVision had $37.5 million in cash and marketable securities with a $2.0 million balance outstanding under its line of credit, for a combined net balance of $35.5 million, or $2.32 per share.

Vinod Agarwal, President and Chief Executive Officer said, “We are pleased that the first quarter came in ahead of expectations. Several new multi-million gate SOC designs using embedded test were started in this quarter by our customers. Entering the second quarter, we continue to focus on penetrating our target base of larger customers, supplying them with support to enable more complete adoption of our products, and reviewing and minimizing corporate costs. We are witnessing increased orders, many of which may be subscription based; however, the current lack of visibility into the nature of these orders does not allow us to provide specific guidance at this time.”

Vinod Agarwal and Bruce Jaffe, Vice President Finance and Chief Financial Officer, will host an investor conference call today, April 23, 2003, at 5:00 p.m. EDT to review the Company’s first quarter 2003 results and business outlook. The dial-in number for the live audio call beginning at 5:00 p.m. EDT is 800/245-3043 (domestic) and 785/832-0201 (international). The password confirmation is LOGIC. Please call in at 4:50 p.m. EDT to avoid delays. A live webcast of the conference call will be available on LogicVision’s Web site at www.logicvision.com.

A replay of the call will be available from 8:00 p.m. EDT on Wednesday, April 23, 2003, through midnight EDT on Wednesday, April 30, 2003 by telephone at 800/934-3336 (domestic) and 402/220-1148 (international), with confirmation identification LOGIC. The replay will also be available at www.logicvision.com.

About LogicVision Inc.

LogicVision (NASDAQ: LGVN) provides proprietary technologies for embedded test that enable the more efficient design and manufacture of complex semiconductors. LogicVision’s embedded test solution allows integrated circuit designers to embed into a semiconductor design test functionality that can be used during semiconductor production and throughout the useful life of the chip. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com.

FORWARD LOOKING STATEMENTS:

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s progress with customers and the adoption rate of embedded test, the evaluation of and adjustments in corporate costs, the Company’s business objectives, and the nature of customer orders, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, trends in capital spending in the semiconductor industry, the timing of customer orders, the impact of competitive products and alternative technological advances, and other risks detailed in LogicVision’s Form 10-K for the year ended December 31, 2002 and from time to time in LogicVision’s SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

LogicVision, Inc. contact:

David Pasquale (646) 536-7006 dpasquale@theruthgroup.com	Jim Olecki (646) 536-7021 jolecki@theruthgroup.com

LOGICVISION, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2003	2002
Revenues:
License	$1,190	$4,056
Service	1,209	1,774
Royalties	10	20

Total revenues	2,409	5,850

Cost of revenues:
License	32	306
Service	784	830

Total cost of revenues	816	1,136

Gross profit	1,593	4,714

Operating expenses:
Research and development	1,142	1,292
Sales and marketing	2,412	2,289
General and administrative	984	959
Amortization of deferred stock-based compensation	206	426

Total operating expenses	4,744	4,966

Loss from operations	(3,151)	(252)
Interest and other income	196	288

Income (loss) before provision for income taxes	(2,955)	36
Provision for income taxes	11	17

Net income (loss)	$(2,966)	$19

Net income (loss) per common share, basic	$(0.19)	$—

Net income (loss) per common share, diluted	$(0.19)	$—

Weighted average number of shares outstanding, basic	15,292	14,875

Weighted average number of shares outstanding, diluted	15,292	17,480

LOGICVISION, INC.

BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31,	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$16,101	$16,179
Short-term investments	8,988	6,992
Accounts receivable, net	1,850	1,170
Prepaid expenses and other current assets	1,239	1,174

Total current assets	28,178	25,515
Property and equipment, net	1,396	1,486
Marketable securities	12,399	18,390
Other long-term assets	863	1,134

Total assets	$42,836	$46,525

Total cash and cash equivalents, short-term investments and marketable securities	$37,488	$41,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$2,000	$2,500
Accounts payable	772	1,468
Accrued liabilities	1,340	1,339
Deferred revenue, current portion	3,237	3,153

Total current liabilities	7,349	8,460
Deferred revenue	273	270

Total liabilities	7,622	8,730

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	97,503	97,341
Deferred stock-based compensation	(824)	(1,042)
Accumulated other comprehensive income	97	92
Accumulated deficit	(61,564)	(58,598)

Total stockholders’ equity	35,214	37,795

Total liabilities and stockholders’ equity	$42,836	$46,525

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